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              ALLIANCE GLOBAL SMALL CAP FUND, INC.

                     ARTICLES SUPPLEMENTARY


         ALLIANCE GLOBAL SMALL CAP FUND, INC., a Maryland corporation having its principal office in the City of Baltimore
(hereinafter called the "Corporation"), certifies that:

         FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased to Thirty-Seven Million and Five Hundred Thousand (37,500,000) shares of Common Stock, par value $1.00 per share, by the Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SECOND: Immediately before the increase, the Corporation was authorized to issue a total of Twenty-Five Million (25,000,000) shares of Common Stock, par value $1.00 per share, Twelve Million and Five Hundred Thousand (12,500,000) of which was designated as "Class A Common Stock" and Twelve Million and Five Hundred Thousand (12,500,000) of which was designated as "Class B Common Stock," having an aggregate par value of $25,000,000. As increased, the Corporation is authorized to issue a total of Thirty-Seven Million and Five Hundred Thousand (37,500,000) shares of Common Stock, par value $1.00 per share, Twenty-Five Million (25,000,000) of which shall be designated as "Class A Common Stock" and Twelve Million and Five Hundred Thousand (12,500,000) of which shall be designated as "Class B Common Stock," having an aggregate par value of $37,500,000.

         THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         IN WITNESS WHEREOF, Alliance Global Small Cap Fund, Inc. has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 30th day of April, 1991. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that to the best of his knowledge,



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information and belief the matters and facts relating to approval hereof are true in all material respects.


                       ALLIANCE GLOBAL SMALL CAP FUND, INC.

                             /s/ David H. Dievler
                       By: ______________________________
                                   President



[CORPORATE SEAL]



Attest: _______________________
              Secretary



































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